Filed pursuant to Rule 433

Registration No. 333-117775

Dated February 15, 2005

Fixed/Floating Rate Pricing Term Sheet

Issuer:	JPMorgan Chase & Co.
Currency:	Canadian Dollars (C$)
Size:	C$500,000,000
Security Type:	Subordinated Notes
Maturity:	February 22, 2021
Fixed Coupon:
Dates	February 22, 2006 through February 21, 2016
Coupon:	5.058%
Interest Payment Dates:	22nd day of February and August, with the first payment on August 22, 2006
Day Count Convention:	Actual/365 fixed
Floating Coupon:
Dates:	February 22, 2016 through February 21, 2021
Coupon:	30-day Canadian Dollar Offer Rate plus 1.00%
Interest Payment Date:	Last business day of the month beginning March 2016
Day Count Convention:	Actual/365
Price to Public:	100% of principal amount
Proceeds (Before Expenses) to Issuer:	C$498,000,000 (99.60%)
Redemption Provisions:
Optional call date and price:	Anytime on or after February 22, 2016 at 100% of the principal amount plus accrued interest and additional amounts, if any
Tax call date and price:	Anytime at 100% of the principal amount plus accrued interest and additional amounts, if any
Additional Amounts	Yes
Trade Date:	February 15, 2006
Settlement Date:	February 22, 2006
Denominations	C$100,000 x C$10,000
CUSIP:	46625HFD7
ISIN:	CA 46625HFD76
Ratings:	A1/A/A

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

JPMorgan Chase & Co. has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that JPMorgan Chase & Co.

has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, J.P. Morgan Securities Canada Inc. or RBC Dominion Securities Inc. will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Canada Inc. at 416-981-9179 or RBC Dominion Securities Inc. at 416-842-6359.

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